UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934



                THE PRESTIGE GROUP.NET, INC.
                ----------------------------
                      (Name of Issuer)


               Common Stock, $0.001 par value
               ------------------------------
               (Title of Class of Securities)


                         74111V 20 1
                        -------------
                        CUSIP Number


                     September 13, 2002
                   ----------------------
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               Rule 13d-1(b)
         ------

           X   Rule 13d-1(c)
         ------

               Rule 13d-1(d)
         ------



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------------------------------------------------------------------------------
CUSIP NO.  74111V 20 1           13 G
------------------------------------------------------------------------------


------------------------------------------------------------------------------
   1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                   Paul S. Sidey

------------------------------------------------------------------------------
   2    Check the Appropriate Box if a Member of a Group   (a)   _____
         (See Instructions)                                (b)   _____

------------------------------------------------------------------------------
   3    SEC Use Only

------------------------------------------------------------------------------
   4    Citizenship or Place of Organization
                                USA

------------------------------------------------------------------------------
                5  Sole Voting Power
  Number of                           554,545
   Shares      ---------------------------------------------------------------
Beneficially    6  Shared Voting Power
  Owned by                              -0-
    Each       ---------------------------------------------------------------
  Reporting     7  Sole Dispositive Power
 Person With
                                      554,545
               ---------------------------------------------------------------
                8  Shared Dispositive Power

                                        -0-
------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person
                                      554,545

------------------------------------------------------------------------------
     10        Check if the Aggregate Amount of Row (9) Excludes Certain
               Shares:  ______

------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)
                                       7.8%

------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)
                                        IN

------------------------------------------------------------------------------



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Item 1.

     (a)  Name of Issuer:

                   The Prestige Group.Net, Inc.
          -----------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices:

                4610 S. Ulster St., Suite 150, Denver, CO 80237
          -----------------------------------------------------------

Item 2.

     (a)  Name of Person Filing:

                Paul S. Sidey
          -----------------------------------------------------------

     (b)  Address of Principal Office or, if none, Residence:

                 4610 S. Ulster St. Suite 150, Denver, CO 80237
          -----------------------------------------------------------

     (c)  Citizenship:

               USA
          -----------------------------------------------------------

     (d)  Title of Class of Securities:

               Common Stock, $0.001 par value
          -----------------------------------------------------------

     (e)  CUSIP Number:

               74111V 20 1
          -----------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) ____ Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  ____ Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c) ____ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) ____ Investment company registered under Section 8 of the Investment Company Act.

     (e)  ____ An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) ____ An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F);



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     (g)  ____ A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

     (h) ____ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) ____ A church plan that is excluded form the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  ____ Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).


Item 4.   Ownership.

     (a)  Amount beneficially owned:    554,545
                                     ----------------------

     (b)  Percent of class:        7.8%
                            ----------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:       554,545
                                                         ---------------------

          (ii) Shared power to vote or to direct the vote:       -0-
                                                           -----------------

          (iii)Sole power to dispose or to direct the disposition of: 554,545
                                                                     ---------

          (iv) Shared power to dispose or to direct the disposition of:  -0-
                                                                       -------


Item 5.   Ownership of Five Percent of Less of a Class.

     If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check following: ____.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                             N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                             N/A

Item 8.   Identification and Classification of Members of the Group.

                             N/A



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Item 9.   Notice of Dissolution of Group.

                             N/A

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          SIGNATURE

     After  reasonable  inquiry  and  to  the  best  of   my  knowledge
     and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       September 16, 2002
                                       ------------------
                                             (Date)


                                      /s/ Paul S. Sidey
                                     ---------------------
                                           (Signature)


                                          Paul S. Sidey
                                     ---------------------
                                         (Name and Title)










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